Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1
(Form Type)

VENUS CONCEPT INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	Up to 899,870 shares	$2.46	$2,213,680.20	$0.00015310	$338.91
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,213,680.20		$338.91
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$338.91

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of the registrant’s common stock as may be issued or issuable as a result of stock splits, stock dividends, stock distributions, and similar transactions.

(2)
Includes 899,870 shares of the registrant’s common stock issuable upon exercise of outstanding warrants, such shares of common stock to be offered and sold by the selling stockholders identified in this registration statement on Form S-1.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on June 16, 2025, which date is a date within five business days of the filing of this registration statement.